EXHIBIT 23.1




         We consent to the use, in the Registration Statement on Form S-3 of Imaging3, Inc., a California corporation, and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein) of our report dated March 6, 2011 on our audit of the financial statements of Imaging3, Inc., a California corporation as of December 31, 2009 and as of December 31, 2010 and the related statements of operations, stockholders' equity and cash flows for the periods ended December 31, 2009 and December 31, 2010, and the reference to us under the caption "Experts."


Very truly yours,


/s/ M&K CPAS, PLLC
M&K CPAS, PLLC
Certified Public Accountants

March 16, 2011

                                                                  Houston, Texas